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From:  Dunn, Matthew F
Sent:  Tuesday, July 31, 2007 3:44 PM
To:    FIDSales_Mrtg; BSG; ICG (FID); HG ST Credit Sales; ABS
Sales_Asia; European Structured Credit Product Sales
Cc:    Chan, Kee; Kunka, Mary; Nass, David; Caldwell, Robert S
Subject: SASCO TIAA 2007-C4 - Please Forward

Please forward the below to all accounts involved in the SASCO TIAA 07-C4 transaction.

Reference is hereby made to the free writing prospectus (the "FWP") filed with the SEC approximately July 19, 2007 with respect to the TIAA Seasoned Commercial
Mortgage Trust 2007-C4, Commercial Mortgage Pass-Through Certificates, Series
2007-C4. With respect to the underlying mortgage loan identified on Annex A-1 to the FWP as Regency Portfolio (Control No. 7), the original amortization term is actually 360 months (30 years) and the remaining amortization term is actually
306 months.

On page 56 of the FWP, the sentence that reads "In addition, with respect to 23 other mortgage loans that we intend to include in the trust, representing 18.3%
of the Initial Mortgage Pool Balance, of which 21 mortgage loans are in Loan
Group 1, representing 18.4% of the Initial Loan Group 1 Balance, and two (2)
mortgage loans are in Loan Group 2, representing 17.7% of the Initial Loan Group
2 Balance, respectively, payments of interest only are made during a specified interest-only period following origination of that mortgage loan" is replaced entirely with the following sentence: "In addition, with respect to 24 other mortgage loans that we intend to include in the trust, representing 19.8% of the
Initial Mortgage Pool Balance, of which 22 mortgage loans are in Loan Group 1, representing 19.9% of the Initial Loan Group 1 Balance, and two (2) mortgage loans are in Loan Group 2, representing 17.7% of the Initial Loan Group 2
Balance, respectively, payments of interest only are made during a specified interest-only period following origination of that mortgage loan". With respect to the underlying mortgage loan identified on Annex A-1 to the FWP as Global
Motorsport (Control No. 130), (i) the single tenant of the related mortgaged real property is actually Corporate Services, Inc., (ii) the lease expiration date with respect to such tenant is September 30, 2012 and (iii) such tenant has an option to purchase the related mortgaged real property, and has notified the mortgage loan seller that it intends to exercise such option, subject to the satisfaction of certain conditions as set forth in the related lease including the payment of a purchase price of approximately $6,900,000 (subject to reduction with the passage of time) plus any prepayment premium due under the related mortgage loan. In connection with the exercise of such purchase option, the related borrower is required to prepay the mortgage loan in an amount equal to the outstanding principal balance of the mortgage loan plus pay any prepayment premium due under the mortgage loan. The foregoing supersedes any conflicting information in the FWP or in any previous free writing prospectus provided to investors relating to the TIAA Seasoned Commercial Mortgage Trust
2007-C4, Commercial Mortgage Pass-Through Certificates, Series 2007-C4.

The depositor has filed a registration statement (including a prospectus) with the SEC (SEC File No. 333-141638) for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the depositor has filed with the SEC for more complete information about the depositor, the issuing entity and this offering.
You may get these documents for free by visiting EDGAR on the SEC web site at
www.sec.gov. Alternatively, the depositor, the underwriters or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling 1-800-666-2388 or by emailing CMBSREQ@lehman.com.